News Release

Milacron Appoints Milos Brajovic Director

CINCINNATI, Ohio, August 17, 2006...Milacron Inc. (NYSE: MZ) announced the appointment of Milos Brajovic to the company’s board of directors effective immediately.

Mr. Brajovic is a senior member of Glencore Finance AG, a Swiss-based investment company, which owns 287,500 shares of Milacron’s 6% Series B Convertible Preferred Stock (approximately 30% of outstanding voting power).

“We are pleased to welcome Milos Brajovic as a new member of our board of directors,” said Ronald D. Brown, chairman, president and chief executive officer. “He brings to Milacron a strong financial and international background.”

Mr. Brajovic holds a bachelor of science in finance and international business and an M.B.A. in finance and international business from the Leonard N. Stern School of Business at New York University, and has completed postgraduate studies at the London School of Economics and at the École de Hautes Études in Paris, France.

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First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with about 3,500 employees and major manufacturing facilities in North America, Europe and Asia.  For further information, visit www.milacron.com or call the toll-free investor line: 800-909-MILA (800-909-6452).

Contact: Al Beaupre 513-487-5918

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